Eastside Distilling, Inc. Launches AI Based Online Mortgage Business Beeline Financial
Holdings, Inc. and Commencement of Trading Under New Ticker Symbol "BLNE"

Providence, Rhode Island, January 23, 2025 - Eastside Distilling, Inc. (NASDAQ:EAST/BLNE) ("Eastside" or the "Company"), today announced the launch of its online mortgage business  Beeline Financial Holdings, Inc. ("Beeline").  In recognition  of this new strategic direction, the Company has adopted a new trading symbol "BLNE" and will do business under the Beeline Holdings name.

Beeline (www.makeabeeline.com) is a fintech mortgage lender transforming the lengthy and painful home loan process into the shortest, easiest path for millions of Americans. With Beeline, customers can get approvals more reliably than traditional pre-approvals, sometimes in as little as 15 minutes, and a rate lock in one session directly from their mobile devices. Beeline combines proprietary technology and AI with the personal touch of their "Loan Guides" to simplify the daunting home loan process. "This represents a  transformative step for our company and our shareholders.  We strategically identified and acquired an AI-driven mortgage platform developed by industry experts and adopted a new name and symbol associated with the mortgage brand" stated Geoffrey Gwin, Chief Executive Officer of the Company.

"The new name and symbol embody the vision and commitment at Beeline to redefining the mortgage industry through AI-driven innovation. This pivotal strategy underscores our dedication to creating exceptional value for shareholders, customers, and partners" added Nick Liuzza, Chief Executive Officer of Beeline.

Key Details for Investors:

• The company's common stock will trade on NASDAQ under the new ticker symbol BLNE starting at market open on January 27, 2025.

• Shareholders are not required to take any action related to the name or symbol change.

About Eastside Distilling, Inc.

Eastside Distilling, Inc. is a producer of award-winning craft spirits, including whiskey, vodka, and rum. Founded in Portland, OR, Eastside is committed to quality, innovation, and sustainability, delivering exceptional products that reflect the spirit of the Pacific Northwest.

About Beeline Financial Holdings, Inc.

Beeline Financial Holdings, Inc. is a technology-driven mortgage lender and title provider offering a fully digital, AI-enhanced, platform that simplifies and accelerates the home financing process for homeowners and property investors. Based in Providence, RI, Beeline is dedicated to transforming the mortgage industry through innovative technology and customer-centric solutions.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the Company's ongoing financing requirements and ability to achieve financing, acceptance of the Company's products in the market, the Company's success in obtaining new customers, the Company's ability to execute its business model and strategic plans, and other risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). A detailed discussion of the most significant risks can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the Company's Current Report on Form 8-K filed with the SEC on November 21, 2024 and the Company's Current Report on Form 8K/A filed with the SEC on Form 8-K/A on December 19, 2024. The Company assumes no obligation to update the cautionary information in this press release.

Contact:

ir@makeabeeline.com

SOURCE: Eastside Distilling, Inc.